Exhibit 99.1

For Immediate Release	Contact: Tara Frier
March 10, 2008	781-784-5381

Strata Bank Names New Executive Vice President, Senior Loan Officer

Seasoned Banking Executive Appointed to Top Lending Position

FRANKLIN, Mass…Pamela J. Montpelier, President & CEO of Strata Bank today announced the appointment of Randal D. Webber as Executive Vice President and Senior Loan Officer.

Mr. Webber brings over 16 years of retail and commercial banking experience to this position. Prior to joining Strata Bank, he worked for Flagship Bank & Trust Company in Worcester as Senior Vice President and Senior Loan Officer where he was responsible for overseeing a $370 million loan portfolio and serving on the bank’s asset liability, senior management and strategic planning committees to ensure the Bank’s credit quality, yield and loan mix. Other highlights of his banking career include: serving as Vice President, Team Leader and Commercial Loan Officer at Flagship Bank where he oversaw the efforts of the Central GEO team. He also held vice president positions at Sovereign Bank New England and Fleet Bank. Webber began his banking career in 1992 as branch manager and vice president of Shawmut Bank in Worcester. Over the years, his strong performance and solid track record consistently earned him positions of greater responsibility.

As a member of Strata Bank’s senior management team, Mr. Webber will be responsible for managing, planning, organizing and overseeing the commercial, mortgage and consumer lending departments of the bank. Next to the President, he will maintain the highest level of lending authority and will be instrumental in formulating lending policies and ensuring compliance with applicable statutes and regulations. As Chair of the bank’s loan committee, he will recommend new and modified lending policies to operating officers and he will also play a key role in the strategic planning process, working closely with the CEO to make recommendations as part of the asset/liability committee.

“Randy’s exceptional track record both in team leadership development and bottom line results made him a stand out in his field,” said Montpelier. “His drive, determination and ability to motivate staff to perform at their highest level are impressive and we look forward to putting his talents to work to serve the needs of Strata’s commercial and residential customers.”

“In today’s challenging marketplace, Strata Bank has carved out a solid reputation in both commercial and residential lending,” said Webber. “I plan to draw on all of my experience and skills to help the bank continue to grow its customer base through a combination of customized loans and exceptional service.”

Mr. Webber is a 1991 graduate of Worcester State College and holds an M.B.A. from Suffolk University. He is a Corporator and Member of the Finance Committee of the American Red Cross of Central Massachusetts and serves as a member of the Worcester Economics Club, the Worcester Chamber of Commerce and the corridor Nine Chamber of Commerce. He resides in Worcester, Massachusetts.

Established in 1871, Strata bank has assets in excess of $410 million and operates eight full service offices in Bellingham, Franklin, Hopkinton, Medfield, Medway, Milford and Millis. Strata Bank is an FDIC and DIF insured institution. Strata’s team of professionals works collectively to provide the ultimate customer service through unmatched service, competitive rates and visible presence in the communities it serves. For more information, visit www.stratabank.com